Exhibit 28(d)(ii)(3)

October 30, 2026

Mr. Bruce Rosenberg

Treasurer

SPDR Series Trust

c/o SSGA Funds Management, Inc.

One Congress Street

Boston, Massachusetts 02114

RE:	Fee Waiver and/or Expense Reimbursement Arrangement Agreement

Dear Mr. Rosenberg:

SSGA Funds Management, Inc. (“SSGA FM”), as the investment adviser to the State Street SPDR Portfolio S&P 500 ETF (the “Fund”), a series of SPDR Series Trust that has two share classes – an ETF share class and a mutual fund share class, whose fiscal year-end is June 30, agrees to waive a portion of the fees payable to SSGA FM for management administrative services provided to the mutual fund share class (State Street S&P 500® Index Fund – Institutional Shares (“Institutional Shares”)) and/or waive expenses specific to the Institutional Shares (i.e., non-portfolio level expenses), so that the net annual Fund operating expenses for the Institutional Shares, before application of any fees and expenses not paid by SSGA FM, if any, will be limited to 0.01% of the average daily net assets of the Institutional Shares, until October 31, 2031 (the “Expiration Date”).

This fee waiver and/or expense reimbursement (“Fee Waiver”): (i) is subject to the terms and conditions of the Unified Management Administrative Services Agreement, (ii) does not provide for the recoupment by SSGA FM of any amounts waived or reimbursed, and (iii) may be terminated during the relevant period only with the approval of the Fund’s Board of Trustees.

SSGA FM and the Fund’s officers are authorized to take such actions as they deem necessary and appropriate to continue the Fee Waiver for additional periods, including one or more years, after the Expiration Date.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Jeanne LaPorta
Name:	Jeanne LaPorta
Title:	President

Accepted and Agreed:
SPDR SERIES TRUST,
ON BEHALF OF STATE STREET SPDR PORTFOLIO S&P 500 ETF

By:	/s/ Bruce Rosenberg
Name:	Bruce Rosenberg
Title:	Treasurer